Exhibit 11

W.W. Grainger, Inc. and Subsidiaries

COMPUTATIONS OF EARNINGS PER SHARE

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
BASIC:	2007	2006	2007	2006

Weighted average number of shares outstanding	82,233,231	87,258,559	83,437,184	88,746,312

Net earnings	$109,150,000	$104,494,000	$315,728,000	$284,466,000

Earnings per share	$ 1.33	$ 1.20	$ 3.78	$ 3.21

DILUTED:

Weighted average number of shares outstanding	82,233,231	87,258,559	83,437,184	88,746,312

Potential Shares:

Shares issuable under outstanding common stock equivalents	8,390,898	8,873,922	8,496,736	9,110,631

Shares which could have been purchased using the anticipated proceeds from common stock equivalents, based on the average market value for the period	(5,852,425)	(6,462,095)	(5,957,763)	(6,472,080)
	2,538,473	2,411,827	2,538,973	2,638,551
Dilutive effect of common stock equivalents prior to being settled	92,554	11,646	143,513	38,856
	2,631,027	2,423,473	2,682,486	2,677,407

Adjusted weighted average number of shares outstanding	84,864,258	89,682,032	86,119,670	91,423,719

Net earnings	$109,150,000	$104,494,000	$315,728,000	$284,466,000

Earnings per share	$ 1.29	$ 1.16	$ 3.67	$ 3.11